EXHIBIT 24.1
NORDSON CORPORATION
POWER OF ATTORNEY
FORM S-8
     Each person whose name is signed hereto has made, constituted, and appointed, and by these presents does hereby make, constitute, and appoint Robert E. Veillette, Vice President, General Counsel and Secretary, Nordson Corporation, his or her true and lawful attorney, for him or her and in his or her name, place, and stead to affix, as attorney-in-fact, his or her signature as director or officer or both, as the case may be, of Nordson Corporation, an Ohio corporation (the “Company”), to any and all registration statements on Form S-8 and amendments thereto filed with the Securities and Exchange Commission with respect to Common Shares of the Company issuable or issued in connection with the Nordson Employees’ Savings Trust Plan and the Nordson Hourly-Rate Employees’ Savings Trust Plan, giving and granting unto each such attorney-in-fact full power and authority to do and perform every act and thing whatsoever necessary to be done in the premises, as fully as he might or could do if personally present, hereby ratifying and confirming all that each such attorney-in-fact shall lawfully do or cause to be done by virtue hereof.
     IN WITNESS WHEREOF, this Power of Attorney has been signed as of this 27th day of April, 2010.

/s/ Lee C. Banks	/s/ Michael J. Merriman, Jr.

Lee C. Banks, Director	Michael J. Merriman, Jr., Director

/s/ Randolph W. Carson	/s/ Mary G. Puma

Randolph W. Carson, Director	Mary G. Puma, Director

/s/ Stephen R. Hardis	/s/ Victor L. Richey, Jr.

Stephen R. Hardis, Director	Victor L. Richey, Jr., Director

/s/ Michael F. Hilton	/s/ William L. Robinson

Michael F. Hilton	William L. Robinson, Director
Director, President and Chief Executive Officer

/s/ David W. Ignat	/s/ Benedict P. Rosen

Dr. David W. Ignat, Director	Benedict P. Rosen, Director

/s/ Joseph P. Keithley
Joseph P. Keithley, Chairman of the Board

/s/ William P. Madar William P. Madar, Director